SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934



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   [ ] Preliminary Proxy Statement
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       by Rule 14a-6(e)(2))
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   [ ] Soliciting Material Pursuant to  240.14a-12

           AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP
         (Name of Registrant as Specified in its Charter)


 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                    AEI REAL ESTATE FUND XVII
                     1300 Wells Fargo Place
                       30 East 7th Street
                    St. Paul, Minnesota 55101


                        CONSENT STATEMENT
                  TO LIQUIDATE THE PARTNERSHIP


      WE ARE MAILING THIS CONSENT STATEMENT TO YOU, AS A LIMITED PARTNER OF AEI REAL ESTATE FUND XVII, ON OR ABOUT SEPTEMBER 25, 2007. TO BE COUNTED, YOU MUST RETURN A PROPERLY SIGNED CONSENT FORM THAT IS RECEIVED BY AEI FUND MANAGEMENT XVII, INC. AT 1300 WELLS FARGO PLACE, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE OCTOBER 15, 2007.

                   INTRODUCTION AND BACKGROUND

     AEI Real Estate Fund XVII Limited Partnership is a Minnesota limited partnership formed in 1988 to use the net proceeds raised through a public offering of its units to purchase for cash, commercial real estate leased under net leases. Fund XVII initially purchased twenty properties with the net proceeds from the offering, including partial interests in eight properties. The prospectus under which the units were originally offered indicated that it was our intention, as managing general partner of Fund XVII, to sell the properties in eight to twelve years after acquisition, or when market conditions were most advantageous. In 1997, our limited partners approved an amendment to the limited partnership agreement under which we operate that allowed us to reinvest proceeds from sale of properties until final liquidation of Fund XVII. In order to enhance the return to limited partners, we continued to reinvest some sales proceeds in new properties through April 2004, but worked to dispose of all properties as the real estate market became very favorable in 2004 through 2005.

      We had completed the sale of all but three of Fund XVII's property interests as of December 31, 2005. We sold our remaining interest in one of these properties in November 2006. Because we believe it is economically unattractive to continue to operate Fund XVII with interests in two properties, we are proposing that we sell our interests in these final properties and liquidate Fund XVII.

      Under Section 6.1 of the limited partnership agreement of Fund XVII, we are required to obtain your consent, as limited partners, to the sale of all or substantially all of Fund XVII's assets. This consent statement solicits your consent to final liquidation and sale, consistent with this provision of the limited partnership agreement.

      AS  MANAGING GENERAL PARTNER, WE RECOMMEND A VOTE "FOR" THE
PROPOSAL TO DISPOSE OF THE REMAINING ASSETS OF FUND XVII  AND  TO
DISTRIBUTE THE NET PROCEEDS TO LIMITED PARTNERS.

             REASONS FOR AND EFFECTS OF THE PROPOSAL

THE LIQUIDATION PROPOSAL

      We are soliciting your consent to the final liquidation and sale of Fund XVII's properties within the next year as required by the limited partnership agreement. Section 6.1 of the limited partnership agreement requires that we obtain the prior consent of holders of a majority of the outstanding units prior to liquidation or sale of substantially all of the assets. We believe that this final liquidation is consistent with the original objectives of Fund XVII.

FINANCIAL CONDITION

     Under generally accepted accounting principles, once we have a reasonable expectation that the assets of the fund will be liquidated within twelve months, we are required to revalue the assets and liabilities of Fund XVII to the amount expected in liquidation, and to account for rental and interest income as sources of cash and expenses as uses of cash, available for distribution to partners. We concluded as of October 1, 2005 that it was likely that we would complete final disposition of Fund XVII's real estate assets within 12 months. Nevertheless, the timetable for final disposition of the assets was delayed when the tenant in two of the Fund XVII's remaining properties filed for Chapter 11 bankruptcy reorganization on June 26, 2006.

      The following table provides financial data about Fund XVII at and for the periods after we adopted the liquidation basis of accounting. Because a decision had been made to commence the final liquidation of Fund XVII and solicit your consent to that liquidation, the financial data is presented on the liquidation basis. When financial data is presented on the liquidation basis, assets and liabilities are valued at what we believe is their liquidation value, and operations are presented as a statement of liquidating activities:

                          For the           For the           For the
                      Six Months Ended    Year Ended      Three Months Ended
                        June 30, 2007  December 31, 2006   December 31, 2005

Rental Income            $   73,554      $  240,414           $   66,429


Interest Income          $   24,107      $   48,430           $   15,065


Decrease in Net Assets
 in Liquidation          $  (51,835)     $ (784,467)          $ (287,343)

Cash Distributions       $     4.16      $    24.58           $    80.16
 Declared Per Unit

Weighted Average Units
 Outstanding                 19,557          19,557               19,557

Net Assets Available for
 Liquidation at the End
 of the Period           $2,337,913      $2,389,748           $3,174,215


PROPERTIES AND EFFECTS OF THE LIQUIDATION PROPOSAL

      At June 30, 2007, Fund XVII owned interests in two properties. Consistent with the liquidation basis of accounting described above, we recorded these properties as assets on Fund XVII's balance sheet at the value we expected to realize from their sale or disposition. We have not obtained appraisals of the properties or any other form of valuation, but have instead valued them based on our experience and the rental income they generate. The following table provides information as of June 30, 2007:

                                          CURRENT ANNUAL         NET
PROPERTY                ACQUISITION COST  RENTAL PAYMENTS  REALIZABLE VALUE

Timber Lodge - Rochester   $1,251,894         $126,242        $1,396,000
Timber Lodge - St. Cloud       31,970            3,500            39,000


      Fund XVII owns a 65.5178% interest in the Timber Lodge restaurant located in Rochester, Minnesota and a 1.9949% interest in the Timber Lodge restaurant located in St. Cloud, Minnesota. The remaining interests in these properties are owned by unrelated third parties, who own the properties with Fund XVII as tenants-in-common. Each tenant-in-common owns a separate, undivided interest in the properties. The amounts shown above reflect only Fund XVII's percentage share of the items.

      On June 26, 2006, Timber Lodge Steakhouse, Inc., the tenant of the Timber Lodge restaurants, filed for Chapter 11 bankruptcy reorganization. In September 2006, the tenant submitted a written proposal requesting rent concessions. In February 2007, Fund XVII and other owners of the properties signed lease amendments to reduce the annual rent by 15% for the Rochester property and 10% for the St. Cloud property. As a result of these amendments, the tenant submitted a request to the bankruptcy court to assume the leases. The request was approved by the court. By assuming the leases, the tenant agreed to continue to possess the properties and meet its obligations under the leases. Subsequently, the tenant's Plan of Reorganization was approved by the court and became effective on July 9, 2007.

     While the tenant was in bankruptcy, we believe it would have been difficult to find a buyer that would have paid a fair value for the properties. Now that the tenant has emerged from bankruptcy, it should be easier to sell the properties to maximize the value to Fund XVII. If the other owners of each property agree to sell their interests, we will market the entire property for sale. If the other owners do not want to sell their interests, we will market only Fund XVII's interest in the property. Although we hope to complete the sale of the properties before the end of the year, we cannot be certain of the timing.

      IF PARTNERS APPROVE THE LIQUIDATION PROPOSAL, WE WILL TAKE ACTION TO COMPLETE THE DISPOSITION OF FUND XVII'S REMAINING PROPERTY INTERESTS. Once these property interests are sold, we intend to wind up the affairs of Fund XVII and distribute any net sales proceeds and remaining reserves to the partners. We will then dissolve Fund XVII and all of its operations will cease. Under Section 12.1 of the limited partnership agreement of Fund XVII, this dissolution does not require, and we will not ask you for, any additional vote.

       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

      The following table sets forth information about the number of limited partnership units owned by each person known to us to beneficially own 5% or more of the units, by AEI Fund Management XVII, Inc. (Fund XVII's managing general partner), by Robert P. Johnson (Fund XVII's individual general partner) and by each officer or director of the managing general partner as of June 30, 2007:

NAME AND ADDRESS                 NUMBER OF                PERCENT
OF BENEFICIAL OWNER              UNITS HELD               OF CLASS

AEI Fund Management XVII, Inc.        0                     0.00%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Robert P. Johnson                  42.6                     0.22%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Patrick W. Keene                      0                     0.00%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the limited partnership units set forth opposite their names. To the best of our knowledge, there is no beneficial owner holding five percent or more of the units.

          VOTING UNITS AND VOTES REQUIRED FOR APPROVAL

      Voting by the limited partners on the liquidation proposal is based upon the number of units held. As of August 1, 2007, there were 19,557 units outstanding. Each unit is entitled to one vote. Fractions of units will be included in the total.

      Pursuant to the limited partnership agreement of Fund XVII, in order for the liquidation proposal to be approved, a majority of the units must be voted in favor of the proposal. Because an abstention would not be counted as a vote for the proposal, it would have the effect of a vote against the proposal. We recommend a vote "FOR" the proposal. Robert P. Johnson, our President, intends to vote the 42.6 units controlled by him in favor of the proposal.

                      PROCEDURES FOR VOTING

      Accompanying this Consent Statement is a Consent Form for each limited partner. By checking the appropriate box, you can indicate whether you vote FOR or AGAINST or ABSTAIN as to the liquidation proposal. IF YOU RETURN YOUR CONSENT FORM SIGNED WITHOUT CHECKING ANY BOX, YOU WILL BE DEEMED TO HAVE VOTED FOR THE LIQUIDATION PROPOSAL.

      Limited partners who vote against, or abstain, do not have appraisal or similar rights under Minnesota law.

     We have fixed the close of business on August 1, 2007 as the record date for the determination of the limited partners entitled to vote on the liquidation proposal; the close of business on October 15, 2007 as the date by which Consent Forms must be received by us in order to be counted; and October 16, 2007 as the date on which the consents will be counted. You may revoke your consent at any time prior to October 16, 2007, provided we receive written revocation prior to that date.

     The cost of solicitation of consents of the limited partners will be borne by Fund XVII. The solicitations will be made by the mails. This Consent Statement was first mailed to limited partners on or about September 25, 2007. Our staff will be available by telephone at 800-328-3519 to answer any questions concerning this Consent.

                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF AEI FUND MANAGEMENT XVII, INC.




                              Robert P. Johnson, President






   IMPORTANT                                         IMPORTANT

        AEI REAL ESTATE FUND XVII LIMITED PARTNERSHIP

                 CONSENT OF LIMITED PARTNERS
           THIS CONSENT IS SOLICITED BY THE BOARD
       OF DIRECTORS OF AEI FUND MANAGEMENT XVII, INC.,
                THE MANAGING GENERAL PARTNER

      The undersigned, a limited partner of AEI Real Estate Fund XVII, hereby consents (unless otherwise directed below) to the proposal identified below to take action to complete the final disposition, liquidation and distribution of all of Fund XVII's properties and assets within the next year, as more fully described in the accompanying Consent Statement. By voting for the proposal, the undersigned hereby appoints AEI Fund Management XVII, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence any termination of Fund XVII's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on October 15, 2007.

     ADOPTION OF THE LIQUIDATION PROPOSAL

     FOR [ ]        AGAINST  [ ]       ABSTAIN  [ ]

      The limited partnership units held by the signing limited partner will be voted as directed. They will be voted "FOR" the liquidation proposal if no box is checked.

      Please sign exactly as your name appears below. When limited partnership units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:             , 2007




Signature                                (if held jointly)